Exhibit (a)(6)

                                                        PRESS RELEASE
                                                        FOR IMMEDIATE RELEASE



MacKenzie Patterson, Inc.
1640 School Street, Suite 100
Moraga, California 94556
Telephone: 510-631-9100

April 16, 1999

             Offer for depositary unit certificates  representing assignments of
limited   partnership   interest  ("Units")  in  U.S.  Realty  Partners  Limited
Partnership (the "Partnership"), extended through May 3, 1999.

             MP Value Fund 4, L.P.;  MP Value Fund 6, LLC;  MacKenzie  Patterson
Special Fund, L.P.; MacKenzie Patterson Special Fund 3, L.P.; MacKenzie Patterson Special Fund 4, LLC; and Cal Kan, Inc (collectively the "Purchasers") have increased to offer price to $5.60 per Unit and extended the expiration date for their tender offer to purchase up to 183,300 Units of the Partnership through May 3, 1999.

             As of April 16, 1999, no Units had been tendered to the bidders by security holders and not withdrawn.

             For further information, contact Christine Simpson at the above telephone number.